Exhibit (p)(2)

DOMINI SOCIAL INVESTMENTS LLC

(the “Adviser”)

DSIL INVESTMENT SERVICES LLC

(the “Distributor”)

Code of Ethics

As amended September 30, 2015

(previously amended on March 1, 2000, January 1, 2003, January 1, 2004, January

1, 2005, July 1, 2005, September 1, 2005, January 1, 2006, November 30, 2006,

January 1, 2007, October 16, 2009, October 22, 2010, October 15, 2013, October 24,

2014, and July 24, 2015)

This Code of Ethics is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). This Code of Ethics is intended to (a) set forth a standard of business conduct required of personnel of the Adviser and the Distributor, (b) implement a securities transaction reporting system designed to minimize conflicts of interest, and even the appearance of conflicts of interest, between the personnel of the Adviser and the Distributor and their respective clients in the securities markets, and (c) effect compliance by the personnel of the Adviser and the Distributor with applicable Federal securities laws.

This Code shall be administered by the Adviser’s Chief Compliance Officer (the “CCO”) and such Deputy Review Persons as the CCO may designate. Maurizio Tallini currently serves as the CCO of the Adviser and shall serve in such capacity until the Adviser’s Manager designates a successor CCO. Adam Kanzer, Carole Laible, and Meaghan O’Rourke-Alexander are hereby named the “Deputy Review Persons” and shall serve in such capacity until the CCO designates successor Deputy Review Persons. The Deputy Review Persons shall be responsible for administering the Code (including preclearance of trades and review of transaction reports) in the absence of the CCO and shall be responsible for preclearing and reviewing transaction reports of the CCO.

1.	Scope of this Code.

(a)	Persons Covered. This Code applies to each employee, manager, member, and officer of the Adviser or the Distributor and each person described in clauses (ii), (iv) and (v) of the definition of Access Person set forth below.

An “Access Person” is (i) any full-time employee, manager, member, or officer of the Adviser, (ii) any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser, (iii) any employee, manager, member, or officer of the Distributor who, in the ordinary course of business, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund (as defined below) for which the Distributor acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities, (iv) any employee of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund or any other client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (v) any natural person associated with Adviser that has access to information regarding clients’ transactions, is involved in making securities recommendations to Adviser’s clients, or has access to the Adviser’s nonpublic information. Upon being hired, an employee of the Adviser and/or the Distributor shall be notified in writing by the CCO as to whether such employee meets the definition of “Access Person” under this Code.

A “Fund” is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) for which the Adviser provides investment advisory services or for which the Distributor provides distribution services, as applicable.

(b)	Definition of Securities. As used in this Code, the term “securities” means all types of securities as defined in Section 2(a)(36) of the 1940 Act, and includes all types of debt, equity, and other securities, including, among other things, common and preferred stocks, bonds, mutual fund shares, money market instruments, debentures, notes, limited partnership interests, warrants, depositary receipts, options, and other derivative securities. This Code does not apply to savings, checking, NOW, or money market accounts with banks, savings and loan associations, credit unions, or similar institutions.

Definition of Covered Security. As used in this code “Covered Security” means any security, including Exchange Traded Funds (ETF’s) and shares of the Funds and any mutual fund that invests all or a portion of its assets in shares of a Fund (collectively, with the Funds, the “Related Funds”), except for the following types of securities: (i) direct obligations of the government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds or by open-end investment companies registered under the 1940 Act other than shares of Related Funds and ETF’s, and (iv) municipal fund securities that are issued for a qualified tuition program under Internal Revenue Code Section 529 (a 529 college savings plan) provided that Domini and its affiliates do not manage, distribute, market or underwrite the 529 Plan and such plan does not offer a Related Fund as an investment underlying the 529 Plan.

A direct obligation of the government of the United States includes any security issued or guaranteed as to principal or interest by the government of the United States or by any agency or instrumentality of the government of the United States.

(ix)	transactions

A “Security Held or to be Acquired” by a Fund or any other client of the Adviser means (i) any Covered Security which, within the most recent 15 days (A) is or has been held by the Fund or any other client of the Adviser or (B) is being or has been considered by the Fund or the Adviser for purchase by the Fund or any other client of the Adviser and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in the preceding clause (i).

(c)	Beneficial Ownership. For purposes of this Code, “beneficial ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, and the rules and regulations thereunder. Accordingly, a person shall have “beneficial ownership” of any security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in the security. A person has a pecuniary interest in a security if he or she has the opportunity, directly or indirectly, to profit or share in any profit from a transaction in the subject security. A person may have an indirect pecuniary interest in a security if, among other things:

(i)	the security is held by a member of that person’s immediate family sharing the same household;

(ii)	the person is a general partner and the security is held by the general partnership or limited partnership;

(iii)	the person’s interest in such security is held by a trust; or

(iv)	the person has a right to acquire such security through the exercise or conversion of any derivative security, whether or not presently exercisable.

(d)	Types of Transactions Covered. This Code applies to all types of transactions in securities, including purchases, sales, exchanges, redemptions, short sales, donations, and gifts.

2.	Standards of Conduct.

(a)

Compliance with Federal Securities Laws. The Adviser and the Distributor operate in an industry subject to numerous Federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules thereunder adopted by the SEC or the Department of Treasury (“collectively, the Federal securities laws”). Employees are required to comply with applicable Federal securities laws. Any questions regarding the applicability or interpretation of Federal securities laws should be directed to the CCO.

Please note that the mere fact that a particular course of action is legal, however, does not automatically make it ethical. Employees are expected to act in an ethical manner as described in Section 2(c) below.

(b)	Fiduciary Duty. An investment adviser is a fiduciary of its clients, owing them a duty of care and a duty of loyalty with respect to services provided by the adviser on their behalf. The duty of care requires that an investment adviser perform its duties with reasonable skill and care. The duty of loyalty requires an investment adviser to act in a manner consistent with its clients’ best interests. Employees are required to perform their duties in a manner consistent with the Adviser’s fiduciary duties. Employees must perform their duties in good faith, with reasonable skill and care. Employees must not pursue their self-interest to the detriment of a client.

Employees must be sensitive to the possibility that an employee’s actions or decisions will be affected because of an actual or potential divergence between his or her personal interests and those of the Adviser or the Distributor, as applicable, or its clients. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Adviser or the Distributor, as applicable, or its clients and regardless of the motivation of the employee involved. In all cases, if a conflict situation arises between an employee and the Adviser or the Distributor, as applicable, or its clients, the interest of the Adviser or the Distributor, as applicable, or its client shall prevail. It is important that personnel go beyond the letter of this Code and remain sensitive to the need to avoid improper conflicts of interest, or even the appearance of such conflicts of interest, that are not expressly addressed by this Code.

(c)	Ethical Behavior. Employees are expected to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, the Adviser and the Distributor, and their fellow employees. Ethics is a necessary component of an employee’s professional knowledge. Each of the Adviser and the Distributor depends upon a high level of public and client confidence for its success. That confidence can be maintained only if the employees of the Adviser and the Distributor observe the highest standards of ethical behavior in the performance of their duties. Conduct that even appears unethical can erode public trust in the Adviser and the Distributor and cause great harm to these firms.

(d)	Confidentiality. Non-public information[1] acquired in connection with employment by the Adviser and/or the Distributor, including, but not limited to, information regarding actual or contemplated investment decisions, portfolio composition, research, research recommendations, firm activities, or client interests, is confidential and may not be used in any way that might be contrary to, or in conflict with the interests of clients or the firm.

Specific reference is made to the following policies available on the intranet: (i) Domini’s Portfolio Holdings Disclosure Policy, which addresses the appropriate and authorized disclosure of client portfolio holdings; (ii)

Domini’s Privacy Policy, which provides for the protection of private customer information obtained by the firm; and (iii) Domini’s Policy Regarding Control over use of Material, Non-Public Information which requires employees to internally report possession of material, non-public information.

Specific reference is also made to Domini’s Misuse of Insider Information Policy contained in Section 4 below which applies to personal securities transactions as well as to client transactions.

3.	Prohibited Securities Transactions.

(a)	Unlawful Actions. No person to whom this Code applies shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by a Fund or of shares of a Related Fund or any other client of the Adviser:

(i)	employ any device, scheme, or artifice to defraud a Fund or any other client of the Adviser;

(ii)	make any untrue statement of a material fact to a Fund or any other client of the Adviser or omit to state to the Fund or any other client of the Adviser a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice, or course of business which would operate as a fraud or deceit upon a Fund or any other client of the Adviser; or

(iv)	engage in any manipulative practice with respect to a Fund or any other client of the Adviser including, without limitation, any purchase or exchange in a Related Fund and subsequent redemption or exchange out of the same Fund within a short period of time in order to profit from short-term market movements.

1   Information is considered to be non-public if its has not been broadly disseminated. Such information need not be designated “confidential” to be deemed confidential for purposes of this Code.

(b)	Restrictions. With respect to any security, including beneficially owned securities, no Access Person shall:

(i)	directly or indirectly, purchase or otherwise acquire any security that reasonably appears to have been offered or made available by virtue of the Access Person’s position with the Adviser or the Distributor, as applicable, and is not generally available to the investing public;

(ii)	directly or indirectly, profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within 30 calendar days.

(c)	Exceptions. The restrictions set forth in Sections 3(b), 6(a)(iii), and 6(a)(iv) of this Code shall not apply to the following:

(i)	transactions in shares of any open-end investment companies and money market funds (open-end mutual funds) that are registered under the 1940 Act, other than Related Funds;

(ii)	transactions effected by means of an automatic investment plan previously reported to the CCO, provided that any transaction that overrides the preset schedule or allocations of the automatic investment plan is not exempt (for purposes of this Code, an automatic investment plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation; an automatic investment plan includes a dividend reinvestment plan);

(iii)	receipts of stock dividends, stock splits, or similar distributions;

(iv)	transfers that are gifts or donations, provided that the donee represents in writing that he or she has no present intention of selling the securities;

(v)	transactions for the sole account and benefit of other persons to whom an Access Person, directly or indirectly, has a fiduciary relationship apart from the Adviser or the Distributor, as applicable;

(vi)	transactions that are beyond a person’s reasonable control or over which a person has not exercised direct or indirect influence or control (e.g., an employee has a professionally managed account over which the employee has given up discretion and has not participated in the decision making process regarding transactions in Covered Securities);

(vii)	purchases made upon the exercise of rights distributed by an issuer on a pro rata basis to all holders of a class of its securities, and sales of any such rights so acquired within one year;

(viii)	the receipt of securities as compensation for, or in connection with, employment or the exercise of an option or warrant received as compensation for, or in connection with employment;

(ix)	transactions that receive prior written approval of the CCO, on the grounds that they are unlikely to have any adverse effect on the Adviser or the Distributor, as applicable, or its respective clients, involve no apparent impropriety, and appear to be consistent with applicable securities laws; and

(x)	in extremely limited circumstances, transactions that are otherwise prohibited under Section 3(b)(ii) that receive the prior written approval of the CCO due to significant personal hardship arising from a family emergency or similar circumstance, provided that any profit from such transaction be disgorged.

4.	Misuse of Inside Information

The misuse of material nonpublic information, or inside information, constitutes a fraud under the securities laws of the United States. Fraudulent misuse of inside information includes buying or selling securities while in possession of material nonpublic information for an employee or employee-related account, a proprietary account or for the account of any client. Fraudulent misuse of inside information also includes disclosing or tipping such information to someone else who then trades on it, or using such information as a basis for recommending the purchase or sale of a security.

(a)	Definition of Inside Information. For purposes of this Code, “Inside Information” means any information obtained by a person to whom this Code applies that such person knows, or in the exercise of reasonable care should know, is (i) not available to the investing public generally and (ii) material to a decision to effect a transaction in a security.

Information is material when it has market significance and there is a likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities of the company involved. It is nonpublic if it has not been broadly disseminated.

(b)	Ban on Trading. No person to whom this Code applies shall effect any transaction in, directly or indirectly, any security on the basis of any Inside Information. This restriction is not subject to the exceptions set forth in Sections 3(c), 5(b), or 6(b). More specifically:

(i)	While in possession of Inside Information affecting a security, no employee may purchase or sell such security for the account of such employee, a client, or any other person or entity.

(ii)	While in the possession of Inside Information, no employee may recommend, or direct the purchase from or sale of a security to anyone.

(c)	Ban on use of Inside Information in connection with Investment Eligibility Determinations.

  No person to whom this Code applies may:

(i)	utilize Inside Information when evaluating a security against Domini’s investment standards.

(ii)	No employee may participate in the evaluation of a security against Domini’s investment standards while in possession of Inside Information affecting that security.

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(d)	Ban on Release or Disclosure.

No person to whom this Code applies shall release or disclose Inside Information to any other Domini employee or other person outside of the Adviser or the Distributor except that such person:

(i)	may release to authorized representatives of a client Inside Information to which that client is entitled;

(ii)	may release Inside Information to the Adviser’s or the Distributor’s lawyers, compliance personnel, accountants, and consultants as appropriate in the conduct of the Adviser’s or the Distributor’s affairs;

(iii)	may release Inside Information to regulatory officials and other persons as required by law; and

(iv)	may release Inside Information in accordance with the policies established by the Adviser or the Distributor, as applicable and the instructions of the CCO.

5.	Reporting.

(a)	Reporting Requirements. Each Access Person shall (unless excepted under Section 5(b)) provide a report to the CCO containing the information set forth below:

(i)	Initial Holdings Reports and Instructions. Not later than 10 days after the person becomes an Access Person:

(A)	the Access Person shall provide the title, the type of security, the exchange ticker symbol or the CUSIP number, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(B)	the Access Person shall provide the name of any broker, dealer, bank, mutual fund, or similar financial institution with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person and shall direct any such financial institution to supply to the CCO on a timely basis, duplicate confirmations of all personal securities transactions and duplicate periodic statements for all such accounts; and

(C)	the Access Person shall provide the date that the report is signed and submitted by the Access Person.

The information provided in the Initial Holdings Report must be current as of a date not more than 45 days prior to the date the person became an Access Person.

(ii)	Quarterly Transaction Reports. Not later than 30 days after the end of each calendar quarter, each Access Person shall submit a report to the CCO containing the following information:

(A)	Subject to the exception provided in paragraph (D) below, with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership the Access Person shall provide:

•	the date of the transaction, the title, the exchange ticker symbol or the CUSIP number, the interest rate and the maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

•	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•	the price of the Covered Security at which the transaction was effected;

•	the name of the broker, dealer, bank, mutual fund, or similar financial institution with or through which the transaction was effected; and

•	the date that the report is signed and submitted by the Access Person.

(B)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person:

•	shall provide the name of the broker, dealer, bank, mutual fund, or similar financial institution with whom the Access Person established the account;

•	shall provide the date that the account was established;

•	shall direct any such financial institution to supply to the CCO on a timely basis duplicate confirmations of all personal securities transactions and duplicate periodic statements for all such accounts; and

•	shall provide the date that the report is signed and submitted by the Access Person.

(C)	In the event that no reportable transactions occurred during the quarter and no accounts were established during the quarter, the report should be so noted and returned signed and dated.

(D)	In the event that all reportable transactions have been effected through the accounts previously reported to the Adviser for which the Adviser receives duplicate account statements and confirmations not later than 30 days after the close of the calendar quarter in which the transaction takes place, the Access Person may so certify the report and return it signed and dated without providing the specific transaction information required under paragraph (A) above.

(iii)	Annual Holdings Reports. Not later than each January 31, Access Persons shall submit a report to the CCO containing the following information (which information must be current as of the immediately preceding December 31):

(A)	the title, the type of security, the exchange ticker symbol or the CUSIP number, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(B)	the name of any broker, dealer, bank, mutual fund, or similar financial institution with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(C)	the date on which the report is signed and submitted by the Access Person.

(b)	Exceptions to Reporting Requirements. The following are the exceptions to the reporting requirements outlined in Section 5(a):

(i)	A person need not report an account with a financial institution if the account does not allow any trading in Covered Securities (for example, a mutual fund account, other than a Related Fund account, held directly with the fund sponsor).

(ii)	A person need not make any report under Section 5(a) with respect to transactions effected by means of an automatic investment plan previously reported to the CCO, provided that any transaction that overrides the preset schedule or allocations of the automatic investment plan must be included in a quarterly transaction report.

6.	Preclearance of Certain Securities Transactions.

(a)	Preclearance Requirements. No Access Person shall:

(i)	acquire, directly or indirectly, beneficial ownership in any securities in an initial public offering;

(ii)	acquire, directly or indirectly, beneficial ownership in any securities in a private placement transaction;

(iii)	sell or exchange shares of a Related Fund at a loss after holding such shares less than 30 days; or

(iv)	effect any transaction (other than those transactions described in clauses (i), (ii), and (iii) above) in any security;

unless, in each case, the transaction has been approved by the CCO not more than 72 hours prior to initiation of the transaction (and such approval has not been rescinded).

(b)	Exceptions to Preclearance Requirements.

(i)	Sections 6(a)(iii) and 6(a)(iv) shall not apply to any transaction that is exempt under Section 3(c);

(ii)	Section 6(a)(iv) shall not apply to the following:

(A)	transactions in the debt instruments issued or guaranteed by a state or local government or instrumentality;

(B)	transactions in debt instruments issued or guaranteed by the United States government, quasi United States government agency, or instrumentality of the United States;

(C)	transactions in municipal fund securities that are issued for a qualified tuition program under Internal Revenue Code Section 529 (a 529 college savings plan).

(D)	any transaction in a Related Fund, so long as such transaction does not result in a profit or loss from the purchase and sale, or sale and purchase, of such Related Fund within 30 calendar days. For purposes of this section D, profits or losses that result from the purchase and sale, or sale and purchase by means of an automatic investment plan as described in Section 3 c(ii) above, would be exempt from preclearance.

7.	Additional Restrictions.

(a)	Gifts / Compensation.

In connection with the Adviser’s or Distributor’s business, no person to whom this Code applies shall accept any gift, gratuity, entertainment, or other compensation from a broker-dealer executing Advisers’ client trades or a person associated with such broker-dealer, or any other person or business entity that does business with the Adviser or the Distributor. In connection with the Adviser’s or Distributor’s business, no person to whom this Code applies shall provide any gift, gratuity, entertainment, or other compensation to any person or business entity that does business with the Adviser or the Distributor.

As long as the provider of the gift, gratuity, entertainment, or other compensation is not a broker-dealer executing Advisers’ client trades or a person associated with such a broker-dealer, this restriction does not apply to:

(i)	any gifts in any one calendar year period made to or received from any one person or business entity, or related persons or business entities, having an aggregate fair market value of not more than $100.

(ii)	travel, lodging, entertainment, food, and beverages provided in connection with a business or professional meeting or function;

(iii)	goods and services, such as investment research reports and newsletters, that are used in the conduct of the business of the Adviser or the Distributor, as applicable; and

(iv)	promotional items of nominal value, if given, bearing the Adviser’s or Distributor’s or a related logo, and if received, bearing the providing company’s logo (“promotional items”).

There is no de minimis or other exception to the prohibition upon receipt of gifts / other compensation from a broker-dealer executing Adviser’s client trades or a person associated with such broker-dealer.

In connection with the Adviser’s or Distributor’s business, no person to whom this Code applies may accept compensation from or provide compensation to an outside party in the form of cash or securities of any kind. The Distributor’s Compliance Manual sets forth further restrictions with regard to gifts and compensation, applicable to those persons who are registered representatives or otherwise associated persons of the Distributor.

Reporting to Chief Compliance Officer. Each person to whom this Code applies promptly shall complete the appropriate form for all gifts and compensation except as provided in the next sentence, including payments and gratuities, entertainment, meals and tickets, for each reportable gift given or received by such person, and promptly forward it to the Advisor’s or Distributor’s Chief Compliance Officer. As long as the provider of the gift, gratuity, entertainment, or other compensation is not a broker-dealer executing Advisers’ client trades or associated with such a broker-dealer no report is required for (i) promotional items of nominal value, and (ii) food and beverages having a value under $25, received in connection with a business or professional meeting or function. For gifts given, the form should be filled out and submitted as soon as reasonably possible. For gifts received, the form should be filled out and submitted promptly upon receipt of the gift, but in any event no later than 30 days after the end of the quarter in which the gift was received. The form requires that the person provide, among other things, the name of the provider / recipient, whether the provider is a broker-dealer, and the amount, nature and date of the gift / compensation given or received, and for entertainment, the names of the attendees. If a Distributor person submits a form pursuant to the Distributor’s Compliance Manual, then no additional form is to be submitted for the same subject matter under this Code of Ethics.

(b)	Service as a Director of a Publicly Traded Company. No person to whom this Code applies shall serve as a director of a company that files or is required to file with the SEC periodic reports under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (such as 10-Ks, 10-Qs, and 8-Ks) without the prior approval of the CCO.

(c)	Outside Business Activity and Involvement in Legal Proceedings. All personnel of the Adviser and the Distributor shall receive prior approval from the CCO, or in his or her absence from a Deputy Review Person, before engaging in any business activity outside the scope of their employment relationship with the Adviser or the Distributor for which compensation is received. Records of outside business activity of such persons, including evidence of preapproval of such activity and annual certifications by such persons of their adherence to this written policy, shall be maintained by the CCO.

In addition, personnel of the Adviser and the Distributor may be barred or otherwise disqualified from working for or associating with the Adviser and the Distributor depending on their current or past involvement in certain types of regulatory or legal proceedings. Consequently, all supervised persons are required to promptly notify the CCO of any criminal and other legal proceedings or investigations in which he/she may have been involved or may currently be involved or subject to.

8.	Review by the CCO.

(a)	Review of Reports. The CCO shall review all of the reports delivered under Section 5 to determine whether a violation of this Code may have occurred. Before making a determination that a violation has occurred, the CCO shall give such person who may have committed such violation an opportunity to supply additional information regarding the transaction in question.

(b)	Factors to Be Considered. In reviewing proposed transactions and other matters submitted for preclearance or approval under this Code, the CCO shall consider whether such transactions or matters involve or are likely to involve: (i) violations of this Code or applicable securities laws; (ii) improper use of Inside Information; or (iii) an investment opportunity that should be reserved for the Adviser or the Distributor, as applicable, or its clients.

(c)	Approval Subject to Conditions. The CCO may grant approval of proposed transactions and other matters submitted for preclearance or approval under this Code subject to such conditions as the CCO may impose to protect the interests of the Adviser and the Distributor and their respective clients, including, among other things, requiring that an Access Person who is authorized to acquire securities in a private placement disclose that investment when he or she plays a part in a review or analysis of the issuer of the securities.

(d)	Deputy Review Person May Act When CCO Is Unavailable. In the event that the CCO is unavailable to review any report or proposed transaction or other matter under this Code and it is unlikely that the CCO will become available in sufficient time to review the report in a timely manner or for the transaction or other matter to proceed without material hardship, a Deputy Review Person may review such report or perform all functions of the CCO under the Code with respect to such transaction or other matter. Nonetheless, a Deputy Review Person may defer review of any report or transaction or other matter until the CCO is available to conduct such review.

9.	Sanctions. Any violations of this Code will be reported to and be subject to review by the Adviser’s Manager or the Distributor’s Manager, as applicable.

(a)	If the applicable Manager determines that a violation of this Code has occurred, the CCO may impose such sanctions as is deemed appropriate, including, among other things:

(i)	a letter of censure;

(ii)	forfeiture of any profit made or loss avoided from a transaction in violation of this Code; or

(iii)	suspension or termination of employment.

(b)	Any person subject to any sanctions imposed by the CCO under this Code shall be entitled, upon request made within 60 days of the imposition of such sanctions, to a complete review of the matter by the Adviser’s Manager or the Distributor’s Manager, as applicable. Pending such a review the CCO may impose such interim sanctions as is deemed appropriate to protect the interests of the Adviser or the Distributor, as applicable, until final resolution of the matter.

(c)	Any violations resulting in sanctions and the sanctions imposed will be reported to:

(i)	the Adviser’s Manager or the Distributor’s Manager, as applicable; and

(ii)	(other than with respect to interim sanctions pending review of a matter) the board of directors or trustees of each Fund.

10.	Certification. Each person to whom this Code applies shall certify to the CCO in writing that (i) he or she has received a copy of this Code, (ii) he or she has read and understands this Code, (iii) he or she understands that he or she is subject to this Code, (iv) he or she has complied, and agrees to continue to comply with the requirements of this Code, and (v) if such person is an Access Person, he or she has disclosed or reported all securities transactions required to be disclosed or reported under this Code, such certification to be given at the following times: (A) in the case of persons who are subject to this Code on the date hereof, within 30 days after the adoption of this Code; (B) in the case of persons who become subject to this Code after the date hereof, no later than 10 days after such person becomes subject to this Code; and (C) in all cases, once every calendar year on or before January 31.

11.	Employee Reports of Violations.

(a)	Reporting Concerns. Any employee who has a concern regarding what he or she views as a violation of Federal securities laws or unethical conduct in violation of this Code must bring this concern promptly to the attention of the CCO.

(b)	Confidential Treatment. Given the sensitivity of such matters, any written correspondence regarding a concern should be marked “Confidential.” The CCO will take all appropriate measures to keep confidential the identity of an individual reporting a concern and to disclose the individual’s identity only to those persons who need to know it to advance an investigation of the concern. If an individual does not want to be identified with a submission, he or she should mail his or her communications to the CCO, without including his or her name in the correspondence but, instead, prominently indicating on the submission that it is a “Confidential, Anonymous Submission.”

(c)

Retaliation Prohibited. Neither the Adviser nor the Distributor will tolerate any form of retaliation against an employee who (i) submits a good faith report under the provisions described in this Section or (ii) assists in an investigation of challenged practices (referred to as a “Reporting Employee”). Employees are prohibited from discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating against a Reporting Employee in the terms and conditions of the Reporting Employee’s employment because of any lawful act done by the Reporting Employee to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the Reporting Employee reasonably believes is reportable under this Code. The Adviser and the

Distributor encourage employees to report violations under this Code. Employees have the option, and are encouraged, to report any violation to the CCO with confidentiality. The policy is intended to create an environment where employees can act without fear of reprisal or retaliation. Any employee who feels that he or she has been the subject of reprisal or retaliation because of his or her reporting under this Code should immediately notify the CCO.

12.	Miscellaneous.

(a)	Access Persons. The CCO shall identify all Access Persons who are under a duty to make reports under this Code and will inform such persons of such duty. Any failure by the CCO to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

(b)	Records. Each of the Adviser and the Distributor shall maintain records in the manner and to the extent set forth below, and shall be available for examination by representatives of the SEC:

(i)	a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(ii)	a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place;

(iii)	a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(iv)	a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code and a record of all persons, currently and within the past five years, responsible for reviewing such reports and information, shall be maintained in an easily accessible place;

(v)	a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of securities under Section 6(a) shall be preserved for a period of not less than five years from the end of the fiscal year in which the approval is granted; and

(vi)	a copy of each signed certification as required by Section 5(c) for each person who is currently, or within the past five years was, required to deliver such certification pursuant to this Code shall be maintained in an easily accessible place; and

(vii)	a copy of each report made pursuant to Section 9.(c)(ii) shall be preserved for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place.

(c)	Confidentiality. All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.